KROLL
CORPORATE FINANCE

Fairness Analysis Discussion Materials

Prepared for:

The Conflicts Committee of the Board of Directors of StoneMor Inc.

STONEMOR

Prepared by:

Duff & Phelps Opinions Practice

May 21, 2022

Confidential

Duff & Phelps Disclaimer

- The following pages contain material that is being provided by Kroll, LLC, operating through its Duff & Phelps Opinions Practice ("Duff & Phelps"), to the Conflicts Committee of the Board of Directors (the "Conflicts Committee") of StoneMor Inc. ("StoneMor" or the "Company") under the terms of the engagement letter among Duff & Phelps, the Company, and the Conflicts Committee dated November 9, 2021 (the "Engagement Letter").
- The accompanying material was compiled and prepared on a confidential basis for the use of the Conflicts Committee and the Board of Directors (the "Board") in connection with their respective consideration of the Proposed Transaction (as defined herein) and not with a view toward public disclosure and may not be disclosed, summarized, reproduced, disseminated or quoted from or otherwise referred to, in whole or in part, without the prior written consent of Duff & Phelps as described in the Engagement Letter.
- Without limiting the prior bullet, because this material was prepared for use by the Conflicts Committee, which is familiar with the business, assets, liabilities, prospects and affairs of the Company, neither the Conflicts Committee nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Conflicts Committee.
- These materials are not intended to represent an opinion but rather to serve as discussion materials for the Conflicts Committee to review and as a summary of the basis upon which Duff & Phelps may render an opinion.
- The information utilized in preparing this presentation was obtained from the Company and public sources. Duff & Phelps relied without independent verification upon the accuracy, completeness, and fair presentation in all material respects of all information contained in the financial statements, financial projections, and other information provided by Company management; and relied without independent verification on the accuracy of data and representations that Duff & Phelps obtained from public sources, private sources, and Company management.
- Any estimates and projections contained herein have been prepared by or based on discussions with Company management and involve numerous and significant subjective assumptions and determinations, which may or may not prove to be correct. Projections necessarily involve risks and uncertainties. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not independently verify such information.
- As discussed herein, none of the selected public companies or transactions used in our analysis are directly comparable to Company or the Proposed Transaction.
- Nothing contained herein should be construed as a valuation opinion, credit rating, solvency opinion, or an analysis of the Company's credit worthiness nor as tax, legal or accounting advice.

Table of Contents

1. Executive Summary
2. Valuation Analysis

Appendix

I. Selected Public Companies / M&A Transactions Reviewed
II. Trading Analysis

1. Executive Summary

Engagement and Transaction Overview

The Engagement

- Duff & Phelps has been engaged by the Conflicts Committee of the Company to serve as an independent financial advisor to the Conflicts Committee (solely in their capacity as the Conflicts Committee) to provide an opinion as defined below (the "Opinion") in connection with the proposed transaction described below (the "Proposed Transaction").

Description of the Proposed Transaction

- It is Duff & Phelps' understanding that the Proposed Transaction involves the acquisition by Axar Capital Management, LP or its affiliate(s) and associate(s), including its portfolio companies (collectively, "Axar" or the "Buyer"), the majority stockholder of the Company, of all of the outstanding common stock of the Company not currently held by Axar, for a price of $3.50 per share.
- The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement (as defined herein).

The Opinion

- Duff & Phelps has been requested to opine as to the fairness, from a financial point of view, to the public stockholders of the Company (other than (i) Axar, (ii) any member of the Board, (iii) any "officer" of the Company (as defined by Rule 16a-1(f) under the Exchange Act) and (iv) any immediate family members of any of the foregoing individuals) of the consideration to be received by such holders (the "Public Stockholders") in the Proposed Transaction (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Scope of Analysis

Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below.

- Reviewed the following documents :
  - The Company's annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission ("SEC") for the years ended December 31, 2018 through December 31, 2021 and the Company's unaudited interim financial statements for the quarter ended March 31, 2022 included in the Company's Form 10-Q filed with the SEC;
  - Unaudited segment and pro forma financial information for the Company for the years ended December 31, 2018 through December 31, 2021 and the three months ended March 31, 2022, which the Company's management identified as being the most current financial statements available;
  - Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections, provided to us by management of the Company (the "Management Projections"); and
  - Documents related to the Proposed Transaction, including a draft dated May 21, 2022 of the Agreement and Plan of Merger by and among the Company, Axar Cemetery Merger Corp. and Axar Cemetery Parent Corp. (the "Agreement") and a draft dated May 17, 2022 of the Company Disclosure Letter as defined in the Agreement;
- Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company and members of the Conflicts Committee;
- Reviewed the historical trading price and trading volume of the Company's common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
- Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and
- Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Valuation Summary

Valuation Summary
($ in thousands)

	Low		High	Proposed Transaction
WACC Applied to Projected Future Sales	10.00%	-	9.00%	
Discount Rate Applied to Backlog	3.50%	-	3.50%	
Weighted Discount Rate (1)	9.85%	-	8.90%	
Enterprise Value				
Discounted Cash Flow Analysis	$593,000	-	$695,300	
Aggregate Purchase Price of 2022 Acquisitions	18,295	-	18,295	
Present Value of Tax Attributes (2)	10,736	-	11,006	
Present Value of Tax Amortization Benefit from Goodwill and Intangible Assets	10,326	-	10,612	
Enterprise Value (Rounded)	**$632,400**	-	**$735,200**	
Plus: Cash and Equivalents (3)	74,223	-	74,223	
Less: Debt (3) (4)	(416,720)	-	(416,720)	
Aggregate Equity Value	**$289,903**	-	**$392,703**	
Less: Value of Options, After-Tax (5)	(6,892)	-	(10,280)	
Aggregate Common Equity Value	**$283,011**	-	**$382,423**	
Fully Diluted Shares Outstanding (000s) (6)	119,274	-	119,274	
Resulting Per Share Price	**$2.37**	-	**$3.21**	$3.50

(1) Weighted discount rate reflects the discounting of the sales attributable to backlog at a lower rate than expected future sales
(2) Present value of NOL tax shield
(3) Balance as of March 31, 2022
(4) Includes accrued interest of $12.8 million
(5) Reflects 5.9 million options outstanding. Value of options is based on a Black-Scholes option pricing model
(6) Per StoneMor management. Reflects 118.5 million shares outstanding plus 535.2 thousand unvested RSUs plus 240.7 thousand director and select executive phantom units. Excludes unvested options oustanding, as the value of vested and unvested options is accounted for separately

2. Valuation Analysis

Valuation Considerations and Methodology

Selected Public Companies / Selected M&A Transactions

- The death care industry has a limited number of publicly traded companies which operate funeral homes and cemeteries, and limited availability of precedent M&A transactions with publicly reported financial information
  - Other than StoneMor, only three publicly traded companies have operations in the United States: Carriage Services, Inc., Park Lawn Corporation, and Service Corporation International
- StoneMor's cemetery operations accounted for approximately 86% and 85% of its revenues in 2021 and 2020, respectively, with the balance from its funeral home operations
  - Products and services in cemetery operations are sold both at the time of death ("at-need"), and prior to the time of death ("pre-need"). Revenue on the majority of pre-need sales is not recognized on a GAAP basis at the time of sale, and the backlog of unfulfilled pre-need performance obligations is recorded in deferred revenues
- By contrast, the other publicly traded death care companies derive a majority of their revenues from funeral home operations.
  - Contracts for funeral home services are typically sold on an "at-need" basis, in which case GAAP revenues are recognized within a short period of time after the sale of the funeral home contract
- The difference in the timing of the recognition of GAAP revenues between StoneMor and the selected public companies limits their comparability, making the application of a market multiple approach less meaningful as an indication of value

Valuation Considerations and Methodology

Long-Term Forecast for DCF Valuation

- Revenues from the sale of services and merchandise as well as any investment income from the merchandise trusts is deferred until such time that the services are performed or the merchandise is delivered. As a result of StoneMor's pre-need sales, the backlog of unfulfilled pre-need performance obligations recorded in deferred revenues was $1,056.3 million at December 31, 2021
- A valuation of StoneMor utilizing a discounted cash flow analysis would need to capture the value of the backlog as well as the continuing value of the business from sales to future customers
- Company management has prepared, and Duff & Phelps has utilized in conducting its analysis, with the Conflicts Committee's consent, the Management Projections, in order to capture a run-off of the existing deferred revenue balance
- The risks associated with executing on the forecasted sales to future customers warrant the application of a higher discount rate than the cash flows associated with the run-off of the deferred revenue

Financial Performance Summary

Historical & Projected Financial Performance - GAAP

($ in thousands)

						Management Projections														
	2018A	2019A	2020A	2021A	LTM (1)	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P	2031P	2032P	2033P	2034P	2035P	2036P
Cemetery Interments	$76,468	$67,773	$71,141	$85,532	$86,168	$83,551	$85,516	$89,083	$92,819	$96,730	$100,827	$105,116	$109,609	$114,316	$119,246	$124,410	$129,821	$135,491	$141,431	$147,656
Cemetery Merchandise	75,959	64,102	63,518	69,388	67,962	61,124	66,195	69,234	70,786	72,652	74,617	76,698	78,897	81,216	83,659	86,227	88,925	91,756	94,725	97,837
Cemetery Services	67,164	65,518	67,071	70,170	69,747	65,580	68,732	71,252	73,070	74,932	76,856	78,853	80,928	83,083	85,321	87,646	90,061	92,570	95,178	97,888
Cemetery Investments/Other	42,344	40,651	44,707	55,359	59,089	74,990	83,383	89,636	95,310	101,111	106,985	112,946	118,998	125,146	131,394	137,747	144,210	150,788	157,486	164,309
Funeral Home Merchandise	25,658	23,766	24,906	23,400	23,472	21,647	21,911	22,521	22,787	23,069	23,369	23,687	24,023	24,377	24,749	25,138	25,545	25,971	26,415	26,877
Funeral Home Services	26,901	27,762	24,639	21,212	21,287	18,909	20,542	21,353	21,756	22,168	22,594	23,034	23,489	23,960	24,447	24,952	25,475	26,017	26,578	27,161
Total Revenue	$314,493	$289,571	$295,982	$325,061	$327,725	$325,800	$346,279	$363,080	$376,529	$390,662	$405,246	$420,334	$435,944	$452,097	$468,815	$486,120	$504,038	$522,593	$541,813	$561,728
Growth		(7.9%)	2.2%	9.8%	8.0%	0.2%	6.3%	4.9%	3.7%	3.8%	3.7%	3.7%	3.7%	3.7%	3.7%	3.7%	3.7%	3.7%	3.7%	3.7%
Adjusted EBITDA (2)	(2,072)	(12,373)	25,007	27,025	20,355	29,890	50,422	58,962	64,189	70,939	76,724	82,626	88,642	94,764	100,988	107,305	113,707	120,183	126,721	133,309
Margin	(0.7%)	(4.3%)	8.4%	8.3%	6.2%	9.2%	14.6%	16.2%	17.0%	18.2%	18.9%	19.7%	20.3%	21.0%	21.5%	22.1%	22.6%	23.0%	23.4%	23.7%
Growth		NM	NM	8.1%	(33.4%)	10.6%	68.7%	16.9%	8.9%	10.5%	8.2%	7.7%	7.3%	6.9%	6.6%	6.3%	6.0%	5.7%	5.4%	5.2%
Capital Expenditures	12,172	6,418	6,360	11,995	12,823	11,417	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000
as % of Total Revenue	3.9%	2.2%	2.1%	3.7%	3.9%	3.5%	3.5%	3.3%	3.2%	3.1%	3.0%	2.9%	2.8%	2.7%	2.6%	2.5%	2.4%	2.3%	2.2%	2.1%
Net Op. Assets and Liabilities	(227,198)	(236,253)	(244,174)	(267,588)	(276,170)	(285,205)	(285,508)	(286,069)	(287,098)	(272,982)	(257,743)	(241,397)	(223,972)	(205,502)	(186,030)	(165,607)	(144,296)	(122,162)	(99,285)	(75,750)
as % of Total Revenue	(72.2%)	(81.6%)	(82.5%)	(82.3%)	(84.3%)	(87.5%)	(82.5%)	(78.8%)	(76.2%)	(69.9%)	(63.6%)	(57.4%)	(51.4%)	(45.5%)	(39.7%)	(34.1%)	(28.6%)	(23.4%)	(18.3%)	(13.5%)

(1) Latest twelve months ended March 31, 2022
(2) Includes stock-based compensation

Discounted Cash Flow Methodology – Key Assumptions

- Duff & Phelps used the Management Projections for the years ending December 31, 2022 through December 31, 2036 as the basis for the discounted cash flow analysis, which reflect the following operating assumptions:
  - Total Revenue increases at a compound annual growth rate ("CAGR") of 3.7% from 2021 through 2036.
  - Adjusted EBITDA increases at a CAGR of 11.2% from 2021 to 2036.
  - Adjusted EBITDA margin averages 19.4% from 2022 to 2036.
  - Capital expenditures are assumed to be $11.4 million in 2022 and $12 million per year thereafter, or an average of 2.8% of Total Revenue over the 2022 to 2036 projection period.
  - Net operating assets and liabilities average negative 51.4% of Total Revenue over the 2022 to 2036 projection period.
- Beyond the projection period, Duff & Phelps estimated the "terminal value" using a terminal growth rate of 3.0%.
- Discount Rates:
  - The resulting cash flows attributable to projected future sales and an estimated terminal value were discounted at a weighted average cost of capital ("WACC") range of 9.00% to 10.00%.
  - The resulting cash flows attributable to the deferred revenue backlog, including the trust income earned on the backlog, were discounted at a discount rate of 3.50%.
  - The implied weighted discount rate range, based on discounting the sales attributable to backlog at a lower rate than expected future sales, is 8.90% to 9.85%.

Discounted Cash Flow Analysis Summary

Discounted Cash Flow Analysis
($ in thousands)

		Management Projections													
	LTM (1)	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P	...	2036P	Normalized Terminal	'21 - '36 CAGR	'22 - '36 Average
Total Revenue	$327,725	$325,800	$346,279	$363,080	$376,529	$390,662	$405,246	$420,334	$435,944	$452,097	...	$561,728	$561,728	3.7%	
Growth	*8.0%*	*0.2%*	*6.3%*	*4.9%*	*3.7%*	*3.8%*	*3.7%*	*3.7%*	*3.7%*	*3.7%*		*3.7%*			
Adjusted EBITDA	20,355	29,890	50,422	58,962	64,189	70,939	76,724	82,626	88,642	94,764	...	133,309	133,309	11.2%	
EBITDA Margin	*6.2%*	*9.2%*	*14.6%*	*16.2%*	*17.0%*	*18.2%*	*18.9%*	*19.7%*	*20.3%*	*21.0%*		*23.7%*	*23.7%*		19.4%
		4/22-12/22													
Earnings Before Interest and Taxes		$14,781	$34,304	$43,532	$49,348	$56,595	$62,788	$67,859	$73,050	$78,351	...	$111,673	$121,909		
Pro Forma Taxes @ 25.8%		(3,811)	(8,845)	(11,225)	(12,724)	(14,593)	(16,190)	(17,497)	(18,836)	(20,203)	...	(28,795)	(31,434)		
Net Operating Profit After Tax		10,970	25,459	32,308	36,624	42,002	46,598	50,362	54,214	58,148	...	82,879	90,475		
Tax Depreciation		7,456	9,068	7,999	7,011	6,097	5,251	5,624	5,969	6,288	...	7,947	5,700		
Tax Amortization of Cemetery Property		5,480	7,050	7,431	7,830	8,247	8,685	9,143	9,623	10,125	...	13,688	5,700		
Capital Expenditures		(8,815)	(12,000)	(12,000)	(12,000)	(12,000)	(12,000)	(12,000)	(12,000)	(12,000)	...	(12,000)	(12,000)		
(Increase) Decrease in Net Op. Assets and Liabilities		9,035	304	561	1,029	(14,116)	(15,240)	(16,346)	(17,425)	(18,470)	...	(23,535)	(23,535)		
Free Cash Flow		$24,125	$29,880	$36,299	$40,494	$30,231	$33,295	$36,783	$40,381	$44,092	...	$68,979	$66,340		

Enterprise Value	Low		High
Terminal Growth Rate	3.00%	-	3.00%
WACC Applied to Projected Future Sales	10.00%	-	9.00%
Discount Rate Applied to Backlog	3.50%	-	3.50%
Weighted Discount Rate (2)	9.85%	-	8.90%
Concluded Enterprise Value Range (Rounded)	**$593,000**	**-**	**$695,300**

(1) Latest twelve months ended March 31, 2022
(2) Weighted discount rate reflects the discounting of the sales attributable to backlog at a lower rate than expected future sales

Appendix

I. Selected Public Companies / M&A Transactions Reviewed

Selected Public Companies / M&A Transactions Reviewed

- Duff & Phelps selected six publicly traded companies that were deemed relevant to its analysis.
- Duff & Phelps analyzed the historical and projected financial performance of each of the selected public companies. Duff & Phelps then reviewed the selected public companies' trading multiples of enterprise value to revenue and EBITDA.
- Duff & Phelps also reviewed certain M&A transactions involving target companies with businesses that were deemed relevant to its analysis.
- The Selected Public Companies analysis was not chosen as a primary methodology for the Company due to lack of comparability resulting from differences in business mix, as the Company's operations are skewed more heavily towards cemetery operations, which has implications for revenue recognition that further limit comparability.

None of the selected public companies or the target companies in the M&A transactions analysis is, of course, identical to the Company and Duff & Phelps does not have access to non-public information regarding those companies. Accordingly, a complete financial analysis cannot be limited to a quantitative review of the selected public companies or the companies that were acquired in the M&A transactions analysis and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to the Company.

Selected Public Companies Financial Performance

Selected Public Companies Analysis

As of May 18, 2022

COMPANY INFORMATION	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN				
Company Name	3-YR CAGR	LTM	2022	2023	2024	3-YR CAGR	LTM	2022	2023	2024	3-YR AVG	LTM	2022	2023	2024
Carriage Services, Inc.	11.9%	8.3%	3.0%	6.9%	8.7%	23.7%	5.3%	3.2%	9.4%	8.9%	29.9%	31.3%	32.1%	32.8%	32.9%
Dignity plc	0.0	-1.1	-22.7	2.3	1.6	-5.8	-0.7	-42.5	5.4	0.6	22.5	23.6	17.6	18.1	17.9
InvoCare Limited	3.5	11.5	7.6	6.1	3.8	1.8	22.4	15.1	8.7	6.6	24.6	23.6	25.2	25.8	26.5
Park Lawn Corporation	33.0	19.8	-27.3	15.6	15.7	40.2	11.3	-26.8	22.2	15.5	24.1	25.3	26.1	27.6	27.5
Propel Funeral Partners Limited	14.2	14.7	17.6	13.3	NA	19.1	2.5	22.4	13.7	NA	28.1	27.6	26.3	26.4	NA
Service Corporation International	9.1	10.3	-6.0	-0.6	3.3	18.7	20.1	-16.3	-1.7	5.6	29.7	34.3	31.0	30.7	31.4
Mean	12.0%	10.6%	-4.6%	7.3%	6.6%	16.3%	10.1%	-7.5%	9.6%	7.4%	26.5%	27.6%	26.4%	26.9%	27.2%
Median	10.5%	10.9%	-1.5%	6.5%	3.8%	18.9%	8.3%	-6.6%	9.1%	6.6%	26.4%	26.4%	26.2%	27.0%	27.5%
StoneMor	1.1%	8.0%	0.2%	6.3%	4.9%	NM	-33.4%	10.6%	68.7%	16.9%	4.2%	6.2%	9.2%	14.6%	16.2%

LTM = Latest Twelve Months

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports

Selected Public Companies Trading Multiples

Selected Public Companies Analysis

As of May 18, 2022

(US$ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA				ENTERPRISE VALUE AS MULTIPLE OF						
Company Name	Common Stock Price (Primary) on 5/18/2022	% of 52-Week High	Market Capitalization	Enterprise Value	LTM EBITDA	2022 EBITDA	2023 EBITDA	2024 EBITDA	LTM Revenue	2022 Revenue	2023 Revenue
Carriage Services, Inc.	$38.68	58.3%	$576	$1,163	9.9x	9.4x	8.6x	7.9x	3.08x	3.00x	2.81x
Dignity plc	5.66	47.1	283	974	8.5	14.2	13.6	13.5	2.22	2.87	2.81
InvoCare Limited	8.70	94.4	1,244	1,459	14.6	12.8	11.8	11.1	3.92	3.64	3.43
Park Lawn Corporation	25.67	78.3	874	1,015	10.3	14.2	11.6	10.1	2.65	3.78	3.27
Propel Funeral Partners Limited	3.37	97.8	397	451	16.5	14.5	12.8	NA	4.99	4.24	3.74
Service Corporation International	66.53	92.3	10,561	14,474	10.1	12.0	12.2	11.5	3.46	3.72	3.74
Mean		78.0%	$2,322	$3,256	11.6x	12.9x	11.8x	10.8x	3.39x	3.54x	3.30x
Median		85.3%	$725	$1,089	10.2x	13.5x	12.0x	11.1x	3.27x	3.68x	3.35x

LTM = Latest Twelve Months

Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest] – [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

Selected M&A Transactions

Selected M&A Transactions Analysis

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
2021	Tennessee / Georgia / Alabama / Mississippi (1)	15 cemeteries and 2 funeral homes - currently under LOI	StoneMor	$11	$5	$2	44.0%	2.1x	4.8x
2021	Mississippi (1)	2 funeral homes - currently under LOI	StoneMor	$3	$1	$1	50.0%	2.3x	4.6x
2021	Virginia / North Carolina (1)	4 cemeteries	StoneMor	$5	$2	$1	43.5%	2.3x	5.4x
2021	Florida (1)	1 funeral home	StoneMor	$2	$1	$0	33.3%	2.8x	8.5x
2021	West Virginia (1)	2 cemeteries and 2 funeral homes	StoneMor	$11	$4	$2	50.0%	3.0x	5.9x
2020	California - Yeatman (StoneMor)(1)(2)	Assets previously owned by StoneMor		$7	$10	$1	14.4%	0.7x	5.2x
2020	Oregon / Washington (StoneMor)(1)(2)	Assets previously owned by StoneMor		$9	$8	$1	14.2%	1.1x	7.8x
2020	Kansas (StoneMor)(1)(2)	Assets previously owned by StoneMor		$4	$4	$1	14.4%	1.1x	7.6x
2020	Illinois / Missouri (StoneMor)(1)(2)	Assets previously owned by StoneMor		$6	$4	$1	20.4%	1.2x	6.0x
2019	Oakmont (StoneMor)(1)(2)	Assets previously owned by StoneMor		$33	$8	$3	40.1%	4.0x	10.0x
2019	Evergreen (StoneMor)(1)(2)	Assets previously owned by StoneMor		$1	$1	$0	23.6%	1.5x	6.2x
2019	Olivet (StoneMor)(1)(2)	Assets previously owned by StoneMor		$25	$8	$2	32.3%	3.3x	10.2x
2019	Horan & McConaty Funeral Home	Horan & McConaty Funeral Home provides burial, cremation, and funeral services to people in Colorado.	Park Lawn Corporation	$58	$18	NA	NA	3.2x	NA
2018	The Signature Memorial Group LLC	The Signature Memorial Group LLC owns and operates cemeteries, funeral homes, and crematoria in Texas, Kansas, Missouri, New Mexico, and Mississippi.	Park Lawn Corporation	$123	$23	NA	NA	5.27x	NA
2017	MEMORA Servicios Funerarios S.L. (3)	MEMORA SERVICIOS FUNERARIOS SL provides funeral services for families in Spain and Portugal.	Ontario Teachers' Pension Plan Board	$459	$162	$30	18.8%	2.8x	15.1x
2017	Saber Management, L.L.C.	Saber Management, L.L.C. acquires, owns, and operates cemeteries and funeral homes in Kentucky, Illinois, and Texas.	Park Lawn Corporation	$58.5	NA	$6.9	NA	NA	8.5x
			Mean	$51	$17	$4	30.7%	2.48x	7.8x
			Median	$10	$5	$1	32.3%	2.35x	6.9x

(1) Transaction metrics provided by Company management
(2) Metrics represent 2019 non-GAAP performance including Trusts
(3) Operating metrics represent FY 2016
Source: Company management, S&P Capital IQ, Merger Market, and company filings

II. Trading Analysis

KROLL

Trading Analysis


StoneMor Inc. - Trading History
May 18, 2020 to May 18, 2022
Share Price
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
Volume (thousands)
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
5/18/20
6/18/20
7/18/20
8/18/20
9/18/20
10/18/20
11/18/20
12/18/20
1/18/21
2/18/21
3/18/21
4/18/21
5/18/21
6/18/21
7/18/21
8/18/21
9/18/21
10/18/21
11/18/21
12/18/21
1/18/22
2/18/22
3/18/22
4/18/22
5/18/22

StoneMor Inc. - Stock Price and Volume Analysis

	Current	52-Week High	52-Week Low	60-Day VWAP
Closing Trading Price	$2.34	$3.01	$1.91	$2.63
Intraday Trading Price		$5.37	$1.51	

<u>Trading Statistics</u>	One Week	One Month	One Year	Three Years
Average Closing Price	$2.38	$2.44	$2.52	$1.79
Average Daily Volume (in thousands)	114	98	208	289
Avg. Daily Volume as a % of Shares Outstanding	0.1%	0.1%	0.2%	0.2%

STON Ownership Summary

StoneMor Inc. - Common Stock Overview

Total Shares Outstanding	119,273,757
Public Float Shares	19,240,890
Public Float %	16.1%

StoneMor Inc. - Ownership

Shareholder	Shares	% of Outstanding
Axar Capital Management LP	88,633,045	74.31%
Joseph M. Redling	1,995,084	1.67%
David Miller	941,432	0.79%
Austin K. So	246,622	0.21%
Jeffrey DiGiovanni	59,182	0.05%
Lindsay Granson	57,195	0.05%
Stephen J. Negrotti	48,634	0.04%
Tom Connolly	14,247	0.01%
Spencer E. Goldenberg	10,000	0.01%
Robert Page	8,190	0.01%
Patricia D. Wellenbach	6,064	0.01%
Unvested RSUs	535,215	0.45%
Director and select executive phantom shares	240,670	0.20%
Amount of Beneficial Ownership	**92,795,580**	**77.80%**
All Remaining Shareholders	26,478,177	22.20%
Total Outstanding	**119,273,757**	**100.00%**

Source: Capital IQ, SEC filings, and Company management

Premium Analysis

StoneMor Inc. - Premium Analysis

	Closing Price	Implied Premium
Current stock price (5/18/2022)	$2.34	49.6%
Thirty Days Prior to Current Day (4/18/2022)	$2.50	40.0%
Sixty Days Prior to Current Day (3/19/2022)	$2.79	25.4%
Proposed Transaction	**$3.50**	

Source: Capital IQ

KROLL

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